Exhibit 99.1

One Stop Systems CEO and Chairman Issue Letter to Shareholders

ESCONDIDO, Calif., April 15, 2026 (GLOBE NEWSWIRE) -- One Stop Systems, Inc.("OSS" or the "Company") (Nasdaq: OSS), a leader in rugged Enterprise Classcompute for artificial intelligence (AI), machine learning (ML) and sensor processing at the edge, today issued a shareholder letter, which reviews the progress it made in 2025 and the Company's expectations for 2026.

Dear Fellow Shareholders

2025 was a historic year for One Stop Systems, Inc. ("OSS" or the "Company") and we are proud to report that OSS ended the year with record quarterly earnings per share, record quarterly gross margin, and the second-highest quarter of OSS sales on record. These results reflect the success of the multi-year strategic plan we have been pursuing, the growing adoption of our rugged Enterprise Class compute solutions, and our strong competitive position in highly attractive defense and commercial markets. Most importantly, this performance was made possible by the dedication and strength of our committed team members.

To fully appreciate this progress, it is important to look back to where our transformation began. When we started transitioning to a new leadership team in June 2023, annual revenue was declining year-over-year primarily due to the wind down of lower gross margin revenue from a legacy media customer. At that time, we had annual consolidated gross margin of 29.5% and, despite achieving $60 million in consolidated sales which included revenue from our wholly owned subsidiary Bressner Technology GmbH subsidiary (“Bressner”), OSS was unprofitable.

During 2023, the Company decided on a strategic shift where OSS would concentrate on rugged Enterprise Class compute solutions for highly attractive defense and commercial markets. We moved quickly to implement a multi-year plan to focus, strengthen, and reposition the Company. This included sharpening our strategic focus, elevating our technology, enhancing our leadership team and Board of Directors, and aligning OSS with what we believed were the fastest-growing opportunities across global edge Artificial Intelligence (“AI”) and Enterprise-Class compute markets.

We are pleased to report that in less than two years, we have fundamentally reshaped OSS into what we believe is a higher growth, higher margin, and strategically aligned company. For 2025, annual revenue from continuing operations increased 31.2% to $32.2 million, and gross margin from continuing operations was 49.6%. We achieved a book-to-bill ratio of approximately 1.2x, up from 1.14x in 2024, while growing revenue by more than 30% year-over-year. Further, OSS ended 2025 with record quarterly earnings per share, record quarterly gross margin, and the second-highest quarter of OSS sales on record. These results demonstrate the potential of our go-forward model, as we reported net income from continuing operations of $2.0 million, or $0.08 per diluted share for the three months ending December 31, 2025.

What is most encouraging is that we believe this progress is being driven by both powerful market tailwinds and improved execution. We are gaining traction across key defense programs while also expanding into high-value commercial applications across autonomy, robotics, medical, and aerospace. We believe this indicates our go-to-market strategy is working, our technology is resonating, and our pipeline today reflects a broader and more durable set of opportunities than at any point in our history.

Our defense business is entering a period of accelerated momentum, which we believe is driven by the rapid adoption of AI, sensor fusion, autonomy and real-time data processing at the tactical edge. OSS is increasingly embedded in a growing number of multiyear program-driven opportunities that we believe position us for sustained growth. The P-8 Poseidon program remains a cornerstone, with more than $65 million in total contracted revenue to date, including over $23 million awarded since early 2025. Recent awards are expected to contribute through 2027, providing strong forward visibility.

We are expanding relationships with leading defense contractors where early development success is scaling into multiyear production, sustainment, and tech refresh opportunities. We are also advancing next-generation sensor processing and vision systems for U.S. Army platforms that we believe represent high-value and potentially transformative programs. Together, these engagements underscore a clear shift in our defense business, from design wins to scaled deployments, and reinforce OSS’s position as a trusted provider of mission-critical, rugged compute infrastructure powering the next generation of defense systems.

Within commercial markets, our business is scaling as AI and autonomy move out of the data center and into real-world environments where performance and reliability are critical. In 2025 we expanded into several high-growth verticals, securing key wins across robotics, aerospace, and medical imaging that validate both our technology leadership and go-to-market strategy. We displaced an incumbent to win a next-generation robotics platform supporting autonomous construction and mining equipment, expanded into commercial aerospace with a multiyear program expected to generate approximately $6 million, and advanced a medical imaging relationship now entering production with the potential to exceed $25 million over the next five years. These are scalable platform opportunities with long lifecycles and increasing recurring revenue potential.

From this position of strength, during the fourth quarter of 2025, we took a decisive step forward in our multi-year strategy and accelerated our transformation into a pure-play provider of rugged Enterprise Class compute solutions for artificial intelligence, machine learning, and sensor processing at the edge. In December 2025, we completed the sale of Bressner for $22.4 million. While this transaction had been contemplated for some time as part of our overall strategic plan, we closed it a year ahead of schedule, reflecting the underlying strength and increasing strategic value of our core business. With the Bressner sale complete, we have streamlined our business, strengthened our balance sheet, and positioned OSS for higher-margin, higher-growth opportunities within our core-rugged Enterprise-Class compute markets.

Looking ahead to 2026, we are focusing on building on a position of strength with clear momentum across both our defense and commercial markets. Our strategic focus on becoming an incumbent supplier on large, multi-year programs continues to take hold, driving increased visibility, a growing backlog, and a higher proportion of predictable, recurring revenue. We also entered 2026 with a strong balance sheet and enhanced financial flexibility following the sale of Bressner, enabling us to invest in growth while maintaining discipline.

Based on the progress we have made and the opportunities in front of us, we expect revenue growth of 20% to 25% in 2026, with gross margins of approximately 40% and positive EBITDA and adjusted EBITDA. While we remain mindful of external risk factors, including, but not limited to, potential supply chain constraints and the evolving federal budget environment, we believe our expanding pipeline, increasing customer-funded development activity, and strong positioning in high-growth markets provide a solid foundation for continued execution and long-term value creation.

The progress we have made since 2023 has established a strong foundation for scaling our business and capturing meaningful, multi-year opportunities. We believe we have the right products, the right team, and the right strategy to meet the increasing demand for rugged, Enterprise Class computing solutions across defense and commercial markets.

On behalf of the OSS team and Board of Directors, we extend our sincere appreciation to our employees for their dedication, our customers for their trust, and our shareholders for their continued support. We remain committed to delivering innovative solutions, driving sustainable growth, and creating long-term shareholder value.

Respectfully,

Mike Knowles

President and CEO

Mitchell Herbets

Chairman

About One Stop Systems
One Stop Systems, Inc. (Nasdaq: OSS) is a leader in AI enabled solutions for the demanding 'edge'. OSS designs and manufactures Enterprise Class compute and storage products that enable rugged AI, sensor fusion and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI enabled solutions require-and OSS delivers-the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on X, YouTube, and LinkedIn.

Forward-Looking Statements
One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. Words such as, but not limited to, "anticipate," "aim," "believe," "contemplate," "continue," "could," "design," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "seek," "should," "suggest," "strategy," "target," "will," "would," and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include but are not limited to statements in this press release relating to the Company's expected financial performance and outlook for 2026;including anticipated revenue growth; gross margin and EBITDA expectations; anticipated demand trends across defense and commercial markets; expected customer-funded development activity; the Company's ability to execute its strategic plan and secure positions on large, multi-year programs; opportunities related to defense and national security programs and commercial applications such as aerospace; autonomous systems, construction and healthcare; the benefits from the sale of Bressner Technology GmbH, including improved focus on higher-margin opportunities; and the potential impact of supply chain conditions; component availability and government budget considerations on the Company's operations and results. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of its plans or expectations will be achieved, including but not limited to expected increases in sales, revenues and profitability, non-GAAP financial measures, our multi-year strategy, expected market growth, continued or new demand for our products, increase in margins, and operating expenses. These statements are based on the Company's current beliefs and expectations. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our latest Annual Report on Form 10-K and any subsequent filings with the SEC, as well as those relating to current geopolitical conditions, defense spending changes, semiconductor supply constraints, and customer concentration. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.